For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	October 26, 2021
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2021 THIRD QUARTER RESULTS,
NEW SHARE REPURCHASE PLAN AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the third quarter of 2021. For the quarter, the Company reported net income of $15.1 million, or $1.79 per diluted common share (“diluted EPS”), up $3.7 million from $11.4 million, or $1.34 diluted EPS, for the second quarter of 2021.

“We are pleased to report strong earnings, stable credit quality and a reversal of loan loss provision as a result of improving economic conditions despite another surge of COVID-19 and the impact of Hurricane Ida in our markets,” said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and the Bank. “Total loans declined on a reported basis of 2% from the previous quarter due to the increase level of Paycheck Protection Program (“PPP”) loans forgiven. Excluding PPP loans, total loans increased $58.7 million, or 14% on an annualized basis.”

“We are committed to help one another, our customers and communities as we recover from the hurricane and COVID 19. We believe this focus will drive growth and value for our shareholders.”

COVID-19 Impacts

After an increase in COVID-19 cases during the quarter, Louisiana reinstituted its indoor mask mandate in August 2021. Mississippi's COVID-19 restrictions were lifted during the first quarter of 2021.

Under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"), the Company funded 4,875 PPP loans totaling $388.7 million during 2020 and 2021, in aggregate. At September 30, 2021, the total recorded net investment in PPP loans was $95.6 million, of which 565 loans with an aggregate outstanding balance of $17.9 million were for amounts of $150,000 or less.

To give immediate financial support to customers, the Company began providing principal and/or interest payment deferral options in March 2020. At September 30, 2021, $4.5 million, or less than 1% of total loans, were under COVID-19 related deferral agreements. The level of COVID-19 deferrals previously totaled $558.8 million, or 28% of total loans, at June 30, 2020. Of the loans that have exited deferral agreements, $384.8 million, or 99%, were current and performing as of September 30, 2021.

Third Quarter 2021 Highlights

•Net income totaled $15.1 million, up $3.7 million, or 32%, from the prior quarter.

•Return on average assets, return on average equity and return on average tangible common equity were 2.17%, 17.46% and 21.68%, respectively.

•The Company recorded a $2.4 million reversal to the allowance for loan losses, compared to a $3.4 million allowance reversal in the prior quarter, primarily due to improvements in our assessment of the economic impact of the COVID-19 pandemic.

•Loan income from the recognition of deferred PPP lender fees totaled $4.4 million, up $2.6 million from the prior quarter.

•Noninterest income was up $2.1 million, or 63%, from the prior quarter primarily due to income from bank-owned life insurance and the absence of a $457,000 loss on the sale of a branch location recorded in the prior quarter. The Company recognized a life insurance benefit of $1.7 million following the death of an employee during the third quarter of 2021.

•Loans totaled $1.9 billion at September 30, 2021, down $43.3 million, or 2%, from June 30, 2021. Excluding PPP loans, total loans were up $58.7 million, or 14% annualized, from June 30, 2021.

•PPP loans totaled $95.6 million at September 30, 2021, down $102.1 million, or 52%, from June 30, 2021.

•The allowance for loan losses totaled $24.1 million, or 1.29% of total loans, at September 30, 2021. Excluding PPP loans, the ratio of allowance for loan losses to total loans was 1.36%, at such date.

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 10.05% and 15.60%, respectively, at September 30, 2021, compared to 9.89% and 16.07%, respectively, at June 30, 2021.

Loans

Loans totaled $1.9 billion at September 30, 2021, down $43.3 million, or 2%, from June 30, 2021. PPP loans, included in commercial and industrial loans, decreased $102.1 million, or 52%, from June 30, 2021. The following table summarizes the changes in the Company’s loan portfolio, net of unearned income, from June 30, 2021 to September 30, 2021.

(dollars in thousands)	9/30/2021	6/30/2021	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$360,150	$365,640	$(5,490)	(2)%
Home equity loans and lines	59,667	64,614	(4,947)	(8)
Commercial real estate	802,401	755,707	46,694	6
Construction and land	241,286	233,714	7,572	3
Multi-family residential	92,062	82,966	9,096	11
Total real estate loans	1,555,566	1,502,641	52,925	4
Other loans:
Commercial and industrial	284,831	380,751	(95,920)	(25)
Consumer	34,779	35,096	(317)	(1)
Total other loans	319,610	415,847	(96,237)	(23)
Total loans	$1,875,176	$1,918,488	$(43,312)	(2)%

Excluding PPP loans, total loans grew by $58.7 million, or 14% annualized, from June 30, 2021 to September 30, 2021. Commercial real estate and construction and land loan growth was primarily within our New Orleans and Northshore markets. At September 30, 2021, our New Orleans and Northshore markets were responsible for approximately 50% of the commercial real estate portfolio and 46% of the construction and land portfolio. The growth in multifamily loans was primarily due to the conversion of existing construction loans to permanent financing.

Credit Quality and Allowance for Credit Losses

At September 30, 2021 and June 30, 2021, loans under interest and/ or principal payment deferral agreements due to the COVID-19 crisis amounted to less than 1% of total loans.

Nonperforming assets (“NPAs”) totaled $15.5 million, or 0.56% of total assets, at September 30, 2021, up $443,000, or 3%, from $15.1 million, or 0.55% of total assets, at June 30, 2021. During the third quarter of 2021, the Company recorded net loan charge-offs of $153,000, compared to net recoveries of $119,000 during the second quarter of 2021.

The Company reversed $2.4 million of the allowance for loan losses in the third quarter of 2021 primarily due to improvements in our assessment of the economic impact of the COVID-19 pandemic. For the nine months ended September 30, 2021, we reversed a total of $7.5 million of the allowance for loan losses. At September 30, 2021, the allowance for loan losses totaled $24.1 million, or 1.29% of total loans, compared to $26.7 million, or 1.39% of total loans, at June 30, 2021. Excluding PPP loans, the ratios of the allowance for loan losses to total loans were 1.36% and 1.55% at September 30, 2021 and June 30, 2021, respectively. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, the duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

Deposits

Total deposits were $2.4 billion at September 30, 2021, down $5.0 million, or less than 1%, from June 30, 2021. The following table summarizes the changes in the Company’s deposits from June 30, 2021 to September 30, 2021.

(dollars in thousands)	9/30/2021	6/30/2021	Increase (Decrease)
Demand deposits	$728,352	$715,167	$13,185	2%
Savings	280,651	277,899	2,752	1
Money market	355,923	362,938	(7,015)	(2)
NOW	669,414	680,297	(10,883)	(2)
Certificates of deposit	331,377	334,463	(3,086)	(1)
Total deposits	$2,365,717	$2,370,764	$(5,047)	—%

The average rate on interest-bearing deposits decreased nine basis points from 0.36% for the second quarter of 2021 to 0.27% for the third quarter of 2021. At September 30, 2021, certificates of deposit maturing within the next 12 months totaled $271.6 million.

Net Interest Income

The net interest margin ("NIM") increased 41 basis points from 3.75% for the second quarter of 2021 to 4.16% for the third quarter of 2021 primarily due to an increase in the average yield on loans. Loan income from the recognition of deferred PPP lender fees totaled $4.4 million during the third quarter of 2021, up $2.6 million, or 146%, compared to the second quarter of 2021.

The average loan yield was 5.60% for the third quarter of 2021, up 65 basis points from the second quarter of 2021. During the third quarter of 2021, recognition of deferred lender fees from PPP loans increased the average loan yield by 60 basis points and increased the NIM by 52 basis points. During the second quarter of 2021, PPP loans decreased the average loan yield by 11 basis points and increased the NIM by four basis points. Excluding the impact of PPP loans, the average loan yield decreased six basis points and the NIM decreased seven basis points from the second quarter of 2021.

Average PPP loans were $144.6 million for the third quarter of 2021, down $83.5 million, or 37%, from the second quarter of 2021. Unrecognized PPP lender fees totaled $3.3 million at September 30, 2021.

Average other interest-earning assets were $388.7 million for the third quarter of 2021, up $74.8 million, or 24%, from the second quarter of 2021 primarily due to an increase in cash and cash equivalents. During the third quarter of 2021, the increase in cash and cash equivalents from the prior quarter negatively impacted the NIM by 12 basis points.

Loan accretion income from acquired loans totaled $556,000 for the third quarter of 2021 and $585,000 for the second quarter of 2021.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	Quarter Ended
	9/30/2021			6/30/2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,896,808	$27,045	5.60%	$1,963,935	$24,500	4.95%
Investment securities (TE)	278,450	1,189	1.74	276,896	1,130	1.67
Other interest-earning assets	388,723	189	0.19	313,954	133	0.17
Total interest-earning assets	$2,563,981	$28,423	4.36%	$2,554,785	$25,763	4.01%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,312,131	$605	0.18%	$1,315,432	$842	0.26%
Certificates of deposit	332,916	515	0.61	341,300	638	0.75
Total interest-bearing deposits	1,645,047	1,120	0.27	1,656,732	1,480	0.36
Other borrowings	5,539	53	3.80	5,539	53	3.84
FHLB advances	27,011	116	1.72	27,699	120	1.73
Total interest-bearing liabilities	$1,677,597	$1,289	0.31%	$1,689,970	$1,653	0.39%
Net interest spread (TE)			4.05%			3.62%
Net interest margin (TE)			4.16%			3.75%

Noninterest Income

Noninterest income for the third quarter of 2021 totaled $5.4 million, up $2.1 million, or 63%, from the second quarter of 2021.

Income from bank-owned life insurance was up $1.7 million from the second quarter of 2021. The Company recognized a life insurance benefit of $1.7 million following the death of an employee during the third quarter of 2021.

Losses on the sale of assets fell $454,000 from the prior quarter. During the second quarter of 2021, the Company sold and leased back one of its Mississippi branch locations. The sale transferred control to the buyer-lessor and all losses were recognized at the time of the sale.

Gains on the sale of loans were down $144,000, or 26%, from the second quarter of 2021.

Noninterest Expense

Noninterest expense for the third quarter of 2021 totaled $16.4 million, down $137,000, or 1%, from the second quarter of 2021.

The Company did not record a provision for credit losses on unfunded loan commitments for the third quarter of 2021. During the second quarter of 2021, the Company provisioned $375,000 for credit losses on unfunded loan commitments primarily due to the growth in unfunded construction loan commitments.

Marketing and advertising expense was up $131,000 from the second quarter of 2021 primarily due to an increase in charitable donations and general advertising activities during the third quarter of 2021.

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.23 per share payable on November 19, 2021, to shareholders of record as of November 8, 2021.

The Company also announced that the Board of Directors approved a new share repurchase plan (the “2021 Repurchase Plan”). Under the 2021 Repurchase Plan, the Company may purchase up to 430,000 shares, or approximately 5% of the Company’s outstanding common stock. Share repurchases under the 2021 Repurchase Plan may commence upon the completion of the Company’s 2020 Repurchase Plan. There are 56,583 shares remaining that may be repurchased under the 2020 Repurchase Plan. The repurchase plans do not include specific price targets and may be executed through the open market or privately-negotiated transactions depending upon market conditions and other factors. The repurchase plans have no time limit and may be suspended or discontinued at any time.

The Company repurchased 159,762 shares of its common stock during the third quarter of 2021 at an average price per share of $37.45. An additional 56,583 shares remain eligible for purchase under the 2020 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $40.38 and $33.08, respectively, at September 30, 2021.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets and PPP loans. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	9/30/2021	6/30/2021	9/30/2020
Reported net income	$15,059	$11,396	$8,782
Add: Core deposit intangible amortization, net tax	230	232	267
Non-GAAP tangible income	$15,289	$11,628	$9,049

Reported loan income	$27,045	$24,500	$24,769
Less: PPP loan income	4,742	2,372	1,729
Loan income excluding PPP loan income	$22,303	$22,128	$23,040

Loan yield	5.60%	4.95%	4.94%
(Positive) negative impact of PPP loans	(0.60)	0.11	0.34
Loan yield excluding PPP loans	5.00%	5.06%	5.28%

Net interest margin	4.16%	3.75%	3.82%
(Positive) negative impact of PPP loans	(0.52)	(0.04)	0.14
Net interest margin excluding PPP loans	3.64%	3.71%	3.96%

Total assets	$2,763,466	$2,764,756	$2,578,735
Less: Intangible assets	62,229	62,520	63,439
Non-GAAP tangible assets	$2,701,237	$2,702,236	$2,515,296

Total shareholders’ equity	$344,149	$337,812	$315,068
Less: Intangible assets	62,229	62,520	63,439
Non-GAAP tangible shareholders’ equity	$281,920	$275,292	$251,629

Total loans	$1,875,176	$1,918,488	$1,955,297
Less: PPP loans	95,560	197,614	254,487
Total loans excluding PPP loans	$1,779,616	$1,720,874	$1,700,810

Allowance for loan losses to total loans	1.29%	1.39%	1.69%
Less: PPP loans	0.07	0.16	0.25
Non-GAAP allowance for loan losses to total loans	1.36%	1.55%	1.94%

Return on average equity	17.46%	13.68%	11.11%
Add: Average intangible assets	4.22	3.50	3.23
Non-GAAP return on average tangible common equity	21.68%	17.18%	14.34%

Common equity ratio	12.45%	12.22%	12.22%
Less: Intangible assets	2.01	2.03	2.22
Non-GAAP tangible common equity ratio	10.44%	10.19%	10.00%

Book value per share	$40.38	$38.92	$35.68
Less: Intangible assets	7.30	7.20	7.19
Non-GAAP tangible book value per share	$33.08	$31.72	$28.49

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020 describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	9/30/2021	6/30/2021	% Change	9/30/2020
Assets
Cash and cash equivalents	$413,694	$393,203	5%	$185,836
Interest-bearing deposits in banks	349	349	—	349
Investment securities available for sale, at fair value	304,125	285,185	7	251,578
Investment securities held to maturity	2,110	2,118	—	2,942
Mortgage loans held for sale	3,476	3,752	(7)	21,045
Loans, net of unearned income	1,875,176	1,918,488	(2)	1,955,297
Allowance for loan losses	(24,149)	(26,687)	(10)	(33,002)
Total loans, net of allowance for loan losses	1,851,027	1,891,801	(2)	1,922,295
Office properties and equipment, net	44,331	44,232	—	45,696
Cash surrender value of bank-owned life insurance	40,142	40,781	(2)	40,184
Goodwill and core deposit intangibles	62,229	62,520	—	63,439
Accrued interest receivable and other assets	41,983	40,815	3	45,371
Total Assets	$2,763,466	$2,764,756	—	$2,578,735

Liabilities
Deposits	$2,365,717	$2,370,764	—%	$2,207,494
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	26,430	27,502	(4)	31,445
Accrued interest payable and other liabilities	21,631	23,139	(7)	19,189
Total Liabilities	2,419,317	2,426,944	—	2,263,667

Shareholders' Equity
Common stock	85	87	(2)%	88
Additional paid-in capital	164,316	165,296	(1)	165,522
Common stock acquired by benefit plans	(2,513)	(2,604)	3	(2,880)
Retained earnings	180,327	171,644	5	147,117
Accumulated other comprehensive income	1,934	3,389	(43)	5,221
Total Shareholders' Equity	344,149	337,812	2	315,068
Total Liabilities and Shareholders' Equity	$2,763,466	$2,764,756	—	$2,578,735

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	9/30/2021	6/30/2021	% Change	9/30/2020	% Change
Interest Income
Loans, including fees	$27,045	$24,500	10%	$24,769	9%
Investment securities	1,189	1,130	5	967	23
Other investments and deposits	189	133	42	106	78
Total interest income	28,423	25,763	10	25,842	10
Interest Expense
Deposits	1,120	1,480	(24)%	2,368	(53)%
Other borrowings	53	53	—	53	—
Federal Home Loan Bank advances	116	120	(3)	149	(22)
Total interest expense	1,289	1,653	(22)	2,570	(50)
Net interest income	27,134	24,110	13	23,272	17
(Reversal) provision for loan losses	(2,385)	(3,425)	30	—	—
Net interest income after (reversal) provision for loan losses	29,519	27,535	7	23,272	27
Noninterest Income
Service fees and charges	1,260	1,146	10%	1,123	12%
Bank card fees	1,519	1,591	(5)	1,331	14
Gain on sale of loans, net	415	559	(26)	904	(54)
Income from bank-owned life insurance	1,938	221	777	231	739
Loss on sale of assets, net	(3)	(457)	99	—	—
Other income	254	234	9	205	24
Total noninterest income	5,383	3,294	63	3,794	42
Noninterest Expense
Compensation and benefits	9,809	9,687	1%	9,740	1%
Occupancy	1,717	1,733	(1)	1,686	2
Marketing and advertising	399	268	49	288	39
Data processing and communication	2,118	2,159	(2)	1,851	14
Professional fees	234	217	8	197	19
Forms, printing and supplies	158	163	(3)	140	13
Franchise and shares tax	360	359	—	378	(5)
Regulatory fees	301	306	(2)	526	(43)
Foreclosed assets, net	74	101	(27)	162	(54)
Amortization of acquisition intangible	291	293	(1)	338	(14)
Provision for credit losses on unfunded commitments	—	375	(100)	—	—
Other expenses	970	907	7	810	20
Total noninterest expense	16,431	16,568	(1)	16,116	2
Income before income tax expense	18,471	14,261	30	10,950	69
Income tax expense	3,412	2,865	19	2,168	57
Net income	$15,059	$11,396	32	$8,782	71

Earnings per share - basic	$1.80	$1.35	33%	$1.01	78%
Earnings per share - diluted	$1.79	$1.34	34%	$1.01	77%

Cash dividends declared per common share	$0.23	$0.23	—%	$0.22	5%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	9/30/2021	6/30/2021	% Change	9/30/2020	% Change
EARNINGS DATA
Total interest income	$28,423	$25,763	10%	$25,842	10%
Total interest expense	1,289	1,653	(22)	2,570	(50)
Net interest income	27,134	24,110	13	23,272	17
(Reversal) provision for loan losses	(2,385)	(3,425)	30	—	—
Total noninterest income	5,383	3,294	63	3,794	42
Total noninterest expense	16,431	16,568	(1)	16,116	2
Income tax expense	3,412	2,865	19	2,168	57
Net income	$15,059	$11,396	32	$8,782	71

AVERAGE BALANCE SHEET DATA
Total assets	$2,756,353	$2,741,801	1%	$2,581,774	7%
Total interest-earning assets	2,563,981	2,554,785	—	2,394,445	7
Total loans	1,896,808	1,963,935	(3)	1,971,174	(4)
PPP loans	144,626	228,114	(37)	252,504	(43)
Total interest-bearing deposits	1,645,047	1,656,732	(1)	1,577,404	4
Total interest-bearing liabilities	1,677,597	1,689,970	(1)	1,617,555	4
Total deposits	2,358,086	2,355,315	—	2,208,825	7
Total shareholders' equity	342,189	334,092	2	314,585	9

PER SHARE DATA
Earnings per share - basic	$1.80	$1.35	33%	$1.01	78%
Earnings per share - diluted	1.79	1.34	34	1.01	77
Book value at period end	40.38	38.92	4	35.68	13
Tangible book value at period end	33.08	31.72	4	28.49	16
Shares outstanding at period end	8,523,473	8,678,686	(2)	8,831,406	(3)
Weighted average shares outstanding
Basic	8,354,176	8,448,777	(1)%	8,627,318	(3)%
Diluted	8,405,610	8,499,103	(1)	8,651,066	(3)

SELECTED RATIOS (1)
Return on average assets	2.17%	1.67%	30%	1.35%	61%
Return on average equity	17.46	13.68	28	11.11	57
Common equity ratio	12.45	12.22	2	12.22	2
Efficiency ratio (2)	50.53	60.46	(16)	59.54	(15)
Average equity to average assets	12.41	12.19	2	12.18	2
Tier 1 leverage capital ratio (3)	10.05	9.89	2	9.44	6
Total risk-based capital ratio (3)	15.60	16.07	(3)	15.29	2
Net interest margin (4)	4.16	3.75	11	3.82	9

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	10.44%	10.19%	2%	10.00%	4%
Return on average tangible common equity (6)	21.68	17.18	26	14.34	51

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	9/30/2021			6/30/2021			9/30/2020
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1)
Nonaccrual loans(2)	$8,592	$5,896	$14,488	$8,279	$5,693	$13,972	$12,204	$10,639	$22,843
Accruing loans 90 days or more past due	13	—	13	4	—	4	10	—	10
Total nonperforming loans	8,605	5,896	14,501	8,283	5,693	13,976	12,214	10,639	22,853
Foreclosed assets and ORE	772	259	1,031	724	389	1,113	956	1,029	1,985
Total nonperforming assets	9,377	6,155	15,532	9,007	6,082	15,089	13,170	11,668	24,838
Performing troubled debt restructurings	3,961	1,085	5,046	4,117	1,103	5,220	910	480	1,390
Total nonperforming assets and troubled debt restructurings	$13,338	$7,240	$20,578	$13,124	$7,185	$20,309	$14,080	$12,148	$26,228

Nonperforming assets to total assets			0.56%			0.55%			0.96%
Nonperforming loans to total assets			0.52			0.51			0.89
Nonperforming loans to total loans			0.77			0.73			1.17

(1)It is our policy to cease accruing interest on loans 90 days or more past due, with certain limited exceptions. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.
(2)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $4.1 million, $4.1 million and $7.2 million at September 30, 2021, June 30, 2021 and September 30, 2020, respectively. Acquired restructured loans placed on nonaccrual totaled $3.5 million, $3.5 million and $1.2 million at September 30, 2021, June 30, 2021 and September 30, 2020, respectively.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	9/30/2021			6/30/2021			9/30/2020
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$2,145	$—	$2,145	$2,397	$—	$2,397	$3,413	$—	$3,413
Home equity loans and lines	521	—	521	582	—	582	771	—	771
Commercial real estate	12,872	455	13,327	15,219	218	15,437	17,662	689	18,351
Construction and land	3,628	—	3,628	3,585	—	3,585	4,078	—	4,078
Multi-family residential	627	—	627	745	—	745	1,067	—	1,067
Commercial and industrial	2,815	435	3,250	2,790	478	3,268	4,006	431	4,437
Consumer	651	—	651	673	—	673	885	—	885
Total allowance for credit losses	$23,259	$890	$24,149	$25,991	$696	$26,687	$31,882	$1,120	$33,002

Unfunded lending commitments(3)	1,800	—	1,800	1,800	—	1,800	1,425	—	1,425
Total allowance for credit losses	$25,059	$890	$25,949	$27,791	$696	$28,487	$33,307	$1,120	$34,427

Allowance for loan losses to nonperforming assets			155.48			176.86			132.87
Allowance for loan losses to nonperforming loans			166.53			190.95			144.41
Allowance for loan losses to total loans			1.29			1.39			1.69
Allowance for credit losses to total loans			1.38			1.48			1.76

Year-to-date loan charge-offs			$1,807			$1,559			$2,522
Year-to-date loan recoveries			506			411			295
Year-to-date net loan charge-offs			$1,301			$1,148			$2,227
Annualized YTD net loan charge-offs to average loans			0.09%			0.12%			0.16%
(3)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.